Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Prologis, L.P.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	3.250% Senior Notes due June 30, 2026	457(f)(2)	$375,000,000	100%	$375,000,000	0.0000927	$34,762.50
Fees to Be Paid	Debt	3.375% Senior Notes due December 15, 2027	457(f)(2)	$475,000,000	100%	$475,000,000	0.0000927	$44,032.50
Fees to Be Paid	Debt	7.250% Senior Notes due June 15, 2028	457(f)(2)	$50,000,000	100%	$50,000,000	0.0000927	$4,635.00
Fees to Be Paid	Debt	4.000% Senior Notes due September 15, 2028	457(f)(2)	$450,000,000	100%	$450,000,000	0.0000927	$41,715.00
Fees to Be Paid	Debt	2.875% Senior Notes due November 15, 2029	457(f)(2)	$400,000,000	100%	$400,000,000	0.0000927	$37,080.00
Fees to Be Paid	Debt	1.750% Senior Notes due July 1, 2030	457(f)(2)	$350,000,000	100%	$350,000,000	0.0000927	$32,445.00
Fees to Be Paid	Debt	1.750% Senior Notes due February 1, 2031	457(f)(2)	$450,000,000	100%	$450,000,000	0.0000927	$41,715.00
Fees to Be Paid	Debt	2.250% Senior Notes due January 15, 2032	457(f)(2)	$500,000,000	100%	$500,000,000	0.0000927	$46,350.00
Fees to Be Paid	Debt	3.050% Senior Notes due March 1, 2050	457(f)(2)	$325,000,000	100%	$325,000,000	0.0000927	$30,127.50
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$3,375,000,000	—	—
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$312,862.50